[RYDEX | SGI LOGO]

May 26, 2010

PLEASE RESPOND - YOUR IMMEDIATE ACTION IS NEEDED

Dear Rydex | SGI Fund Shareholder,

We know your time is precious, but we would ask that you take a moment to read this important notice.

Rydex | SGI Funds, and its proxy solicitor, the Altman Group, have previously sent you a Notice of a Special Joint Meeting of Shareholders and a Proxy Statement describing several very important proposals affecting the Rydex | SGI Funds.

We are writing to you today because, as of May 26, 2010, we still had not received your vote.  It is imperative that we hear from you on this matter so that we can successfully complete the proxy vote and continue to serve, without interruption, as advisor to your mutual fund.

Please take a few moments to vote your proxy today. Voting today ensures that your views are represented. We have enclosed another ballot and postage‐paid envelope for your convenience; however, your vote can be counted immediately by using one of these easy methods:

1.	BY INTERNET. Visit www.proxyonline.com and follow the instructions on the enclosed ballot to record your vote via the internet.

2.	BY TOUCH-TONE PHONE. Simply dial 1-866-458-9860 and follow the instructions on the enclosed ballot to vote using our toll-free automated system.

3.
BY SPEAKING WITH A PROXY VOTING SOLICITOR.
Call toll-free 1-877-864-5058.  Representatives are available 9:30 a.m. to 11:00 p.m. (Eastern Time), Monday through Friday, to assist in voting your shares or answering any questions.

To request another copy of the proxy material, please call toll-free 1-877-864-5058.  Your prompt response is greatly appreciated.  If you have already responded, we thank you for your time.

9601 Blackwell Road, Suite 500
Rockville, Maryland 20850

[RYDEX | SGI LOGO]

May 27, 2010

PLEASE RESPOND - YOUR IMMEDIATE ACTION IS NEEDED

Dear Rydex | SGI Fund Shareholder,

We know your time is precious, but we would ask that you take a moment to read this important notice.

Rydex | SGI Funds, and its proxy solicitor, the Altman Group, have previously sent you a Notice of a Special Joint Meeting of Shareholders and a Proxy Statement describing several very important proposals affecting the Rydex | SGI Funds.

We are writing to you today because, as of May 27, 2010, we still had not received your vote.  It is imperative that we hear from you on this matter so that we can successfully complete the proxy vote and continue to serve, without interruption, as advisor to your mutual fund.

Please take a few moments to vote your proxy today. Voting today ensures that your views are represented. We have enclosed another ballot and postage‐paid envelope for your convenience; however, your vote can be counted immediately by using one of these easy methods:

1.	BY INTERNET. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy ballot(s) and following the instructions on the website.

2.	BY TOUCH-TONE PHONE. Vote by Touch-tone Phone. You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy ballot(s).

3.
SPEAK WITH A PROXY VOTING SOLICITOR.
Call toll-free 1-877-864-5058.  Representatives are available 9:30 a.m. to 11:00 p.m. (Eastern Time), Monday through Friday, to answer any questions or assist in voting your shares.

4.
BY MAIL
You may cast your vote by signing, dating and mailing the enclosed proxy ballot in the postage-prepaid return envelope provided.  If possible, please utilize one of the above voting options so that your vote will be received before June 18.

To request another copy of the proxy material, please call toll-free 1-877-864-5058.  Your prompt response is greatly appreciated.  If you have already responded, we thank you for your time.

9601 Blackwell Road, Suite 500
Rockville, Maryland 20850